EXHIBIT 99

VCAT Reports Results for the Fourth Quarter

and Fiscal Year Ended June 30, 2003

San Diego, California, September 25, 2003 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported the operating results for the fourth quarter and fiscal year ended June 30, 2003.

Fourth Quarter Results

VCAT reported net income for the three months ended June 30, 2003, of $1,986,000 or $0.28 income per share. This compares with net income of $3,313,000, or $0.46 income per share, for the three months ended June 30, 2002. Weighted average shares outstanding were 7,206,598 for both periods.

Revenues for the three months ended June 30, 2003 increased to $1,778,000 from zero during the three months ended June 30, 2002. Substantially all the revenues in the period were derived from good faith consulting fees paid to VCAT by the Barona Tribe for consulting services that VCAT rendered during the period. The payments were an indication of the Tribe’s “good faith” intention to work with VCAT to restructure the business relationship.

Cost of revenues increased to $272,000 during the three months ended June 30, 2003 as compared to $104,000 during the three months ended June 30, 2002. The anticipated contract loss and the corresponding liabilities related to the Consulting Agreement with the Barona Tribe (the “Consulting Agreement”) were reduced by $1,572,000 and $4,626,000 during the three months ended June 30, 2003 and 2002, respectively.

Operating expenses, consisting of general and administrative, sales and marketing and research and development expenses, were $856,000 and $1,007,000 during the three months ended June 30, 2003 and 2002, respectively.

Other expense, primarily relating to interest expense on VCAT’s long-term debt, was $237,000 during the three months ended June 30, 2003, compared to $202,000 during the three months ended June 30, 2002.

Fiscal 2003 Results

VCAT reported a net loss for fiscal 2003 of $1,430,000, or $0.20 loss per share. This compares with a net loss of $5,715,000, or $0.79 loss per share, for fiscal 2002. Weighted average shares outstanding were 7,206,598 for both fiscal years.

Revenues for fiscal 2003 increased to $5,280,000 from zero during fiscal 2002. Revenues for consulting services provided to the Barona Tribe in fiscal 2003 increased to $5,248,000 from zero during fiscal 2002. Of the $5,248,000 in consulting fees, $2,047,000 represented consulting fees earned pursuant to the formula under the Consulting Agreement and $3,201,000 represented good faith consulting fees paid to VCAT by the Barona Tribe. Revenues from other clients were $30,000 as a result of a one-time payment for financial advisory services. Revenues from software products and services in fiscal 2003 were $2,000, representing out-of-pocket expenses billed to customers.

Cost of revenues increased to $2,944,000 during fiscal 2003, compared to $1,878,000 during fiscal 2002. The anticipated contract loss and the corresponding liabilities related to the Consulting Agreement were reduced by $1,043,000 during fiscal 2003 and increased by $2,330,000 during fiscal 2002.

Operating expenses, consisting of general and administrative, sales and marketing, research and development and restructuring expenses, were $3,936,000 and $4,258,000 during fiscal 2003 and 2002, respectively.

Other expense, primarily relating to interest expense on VCAT’s long-term debt, was $873,000 during fiscal 2003, compared to $952,000 during fiscal 2002.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services, infrastructure and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California. For more information, please contact Andrew Laub for investor relations at (858) 385-1000 or ir@vcat.com.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended June 30,

	2003	2002
Revenues:
Consulting services	1,775,600	$—
Software products and services	2,230	—

Total revenues	1,777,830	—
Cost of Revenues:
Consulting services	20,385	79,848
Anticipated contract loss (reduction)	(1,572,456)	(4,625,766)
Software products and services	251,210	23,965

Total cost of revenues	(1,300,861)	(4,521,953)

Gross profit	3,078,691	4,521,953

Operating expenses:
General and administrative	648,787	996,931
Sales and marketing	163,701	—
Research and development	43,561	9,730

Total operating expenses	856,049	1,006,661

Operating profit	2,222,642	3,515,292

Other income (expense):
Interest income	15,134	26,631
Interest expense	(252,351)	(229,435)
Other gains	588	388

Other expense	(236,629)	(202,416)

Loss before income tax benefit	1,986,013	3,312,876

Income tax benefit	—	414

Net income	1,986,013	3,312,462

Basic and diluted income per share:
Net income per share – basic and diluted	$.28	$.46

Weighted average common shares outstanding
Basic and diluted	7,206,598	7,206,598

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Fiscal Year Ended June 30,

	2003	2002
Revenues:
Consulting services	$5,277,600	$—
Software products and services	2,230	—

Total revenues	5,279,830	—
Cost of Revenues:
Consulting services	2,312,881	1,853,699
Anticipated contract loss (reduction)	(1,042,583)	2,329,812
Software products and services	630,924	23,965

Total cost of revenues	1,901,222	4,207,476

Gross profit (loss)	3,378,608	(4,207,476)

Operating expenses:
General and administrative	3,030,902	3,523,790
Sales and marketing	452,647	—
Research and development	452,721	644,483
Restructuring expenses	—	89,818

Total operating expenses	3,936,270	4,258,091

Operating loss	(557,662)	(8,465,567)

Other income (expense):
Interest income	92,675	130,652
Interest expense	(989,212)	(900,850)
Other gains (losses)	23,888	(181,604)

Other expense	(872,649)	(951,802)

Loss before income tax benefit	(1,430,311)	(9,417,369)

Income tax benefit	—	3,702,814

Net loss	(1,430,311)	(5,714,555)

Basic and diluted loss per share:
Net loss per share – basic and diluted	$(.20)	$(.79)

Weighted average common shares outstanding
Basic and diluted	7,206,598	7,206,598